Exhibit 21

List of Subsidiaries

Direct or Indirectly Wholly-Owned:

Secure Risks Ltd.

Strategic Security Solutions International Ltd.

Shield Defense International Ltd.

Shield Defense Corporation,

ISR Systems Corporation and

Shield Defense Technologies, Inc.

Shielf Defense Europe GmbH

Partially Owned:

Unversal Guardian Corporation

The Harbour Group, Inc.